Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
SECOND QUARTER 2008 RESULTS
Irvine, California — July 30, 2008 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter ended June 28, 2008, and provided guidance regarding its outlook in the third quarter of 2008.
     Sales in the second quarter of 2008 totaled $117.7 million, an increase of 6.1% compared with the $110.9 million recorded in the second quarter of 2007. Sales in the first half of 2008 totaled $232.9 million, an increase of 6.8% compared with the $218.2 million recorded in the first half of 2007. New orders received in the second quarter of 2008 totaled $110.1 million, a decrease of approximately 1.6% compared with the $111.9 million recorded in the second quarter of 2007. New orders received in the first half of 2008 totaled $235.1 million, an increase of 5.8% compared with the $222.2 million recorded in the first half of 2007.
     Robert J. Phillippy, president and chief executive officer, commented, “Despite weak overall macroeconomic conditions, we achieved our sales objectives in the second quarter. In particular, we experienced strong year-over-year increases in shipments of products to customers for industrial manufacturing and photovoltaic applications. The strength in these areas was offset in part by lower sales to research customers and semiconductor equipment manufacturers.”
     Commenting on orders, Mr. Phillippy stated, “Our order level for the second quarter of 2008 was slightly below the comparable quarter of 2007 and was below our expectations, due primarily to lower orders received from customers in the life and health sciences (LHS) market. This decrease in LHS market orders was offset in part by higher orders from photovoltaic customers. Following two consecutive quarters of all-time record orders from LHS customers, we believe that our lower orders from this market in the second quarter primarily reflect the timing of our customers’ needs. However, a few of our original equipment manufacturer (OEM) customers in this market have reported a modest slowdown in demand for their medical laser systems for cosmetic procedures. On the other hand, we continue to be pleased by the traction we are gaining in the photovoltaic market. Our new orders from photovoltaic customers in the second quarter exceeded $6.5 million, the second highest quarterly level ever recorded by Newport from this market after the all-time record level in the first quarter of this year. In the first half of 2008, we have received new orders totaling approximately $22 million from customers in the photovoltaic industry.”
     Based on generally accepted accounting principles (GAAP), Newport reported a net loss in the second quarter of 2008 of $2.8 million, or $0.08 per diluted share, compared with net income of $8.0 million, or $0.20 per diluted share, in the second quarter of 2007. Included in the net loss is a non-cash, pre-tax charge of $7.1 million to write-off a note receivable and other amounts relating to a business that had been classified as a discontinued operation and subsequently sold in 2005. The buyer of that business has failed to make certain principal, interest and rent payments due under its agreements with Newport. The company has a secured interest in the assets of the business and has begun legal proceedings to recover the amounts owed. Pursuant to GAAP, the note receivable and other amounts have been fully written off in the second quarter, and in future periods, any cash received by the company in satisfaction of these items will be recorded as other income in the company’s financial statements. Excluding this charge, the company would have reported net income of $4.0 million, or $0.11 per diluted share, in the second quarter of 2008. For the first half of 2008, Newport reported net income of $0.9 million, or $0.03 per diluted share, compared with $13.2 million, or $0.33 per diluted share, in the first half of 2007. Excluding the write-off charge, Newport’s net income for the first half of 2008 would have been $7.7 million, or $0.21 per diluted share. A table reconciling the company’s net income (loss) and net income (loss) per diluted share for the second quarter and first half of 2008 in accordance with GAAP and on a non-GAAP basis excluding the write-off is included for reference herein.
     The company’s gross profit for the second quarter of 2008 was $47.3 million, or 40.2% of net sales, compared with $49.1 million, or 44.2% of net sales, for the second quarter of 2007. The company’s gross profit for the first half of 2008 was $93.4 million, or 40.1% of net sales, compared with $95.7 million, or 43.9% of net sales, for the first half of 2007. The decrease in gross profit in both periods of 2008 was due primarily to lower gross margins in the company’s

Lasers Division, which incurred higher manufacturing costs and experienced greater market pricing pressure compared with the corresponding periods of 2007.
     Selling, general and administrative (SG&A) expenses for the second quarter of 2008 were $30.1 million, or 25.6% of net sales, compared with $28.8 million, or 26.0% of net sales, in the second quarter of 2007. SG&A expenses for the first half of 2008 totaled $59.9 million, or 25.7% of net sales, compared with $58.8 million, or 27.0% of net sales, in the first half of 2007.
     Research and development (R&D) expenses for the second quarter of 2008 were $12.3 million, or 10.5% of net sales, compared with $10.9 million, or 9.8% of net sales, in the second quarter of 2007. R&D expenses for the first half of 2008 totaled $23.8 million, or 10.2% of net sales, compared with $21.5 million, or 9.8% of net sales, in the corresponding period of 2007. The increase in R&D expenses in the 2008 periods was due primarily to higher expenses related to the development of products targeted at the photovoltaic industry.
     The company’s cash, cash equivalents and marketable securities at the end of the second quarter of 2008 totaled $141.1 million, an increase of $6.7 million during the quarter.
     Mr. Phillippy continued, “While our operational performance in the second quarter exceeded our expectations slightly, the low order intake levels during the quarter, the generally weak conditions in our primary end markets and the slower than anticipated rebound in our Lasers Division’s financial performance cause us to be cautious about our outlook for the third quarter and second half of 2008. We currently expect our consolidated net sales in the third quarter to be approximately 5% to 10% lower than the second quarter of 2008. We also expect this reduction in revenue to negatively impact our expected profitability in the third quarter, particularly in our Lasers Division. As a result of this weaker financial outlook, we are in the process of analyzing and quantifying actions to improve our financial performance in the second half of this year and in 2009. Once this analysis is completed, we will quantify the expected financial impact in the third and fourth quarters of this year. In addition, as we work through the legal process to recover the amounts owed relating to the discontinued operation, we anticipate recovering some, if not all, of the amounts that were written off. As these actions are finalized and the legal proceedings progress and their financial impacts are quantified, we will provide updated guidance.”

ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.
INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, July 30, 2008, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the second quarter of 2008 and its business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (888) 684-1262 within the U.S. and Canada or (913) 312-1495 from abroad.
     The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada or (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Wednesday, July 30, 2008, and continue through 8:00 p.m. on Wednesday, August 6, 2008. The replay confirmation code is 6469557.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding Newport’s expected sales and profitability in the third quarter of 2008 and the actions being considered to improve its financial results for the second half of 2008 and for 2009, and Newport’s anticipated recovery of amounts owed relating to the sale of its previously discontinued operation. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 29, 2007, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the outcome of legal proceedings relating to the recovery of amounts due to Newport; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; Newport’s ability to successfully integrate businesses acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
(In thousands)	2008	2007	2008	2007
Net sales	$117,664	$110,904	$232,907	$218,168
Cost of sales	70,367	61,843	139,499	122,476

Gross profit	47,297	49,061	93,408	95,692

Selling, general and administrative expenses	30,092	28,792	59,883	58,806
Research and development expense	12,341	10,874	23,785	21,477

Operating income	4,864	9,395	9,740	15,409

Write-down of note receivable and other amounts related to previously discontinued operations	(7,060)	—	(7,060)	—
Interest and other income (expense), net	(206)	16	(689)	217

Income before income taxes	(2,402)	9,411	1,991	15,626

Income tax provision, net	390	1,448	1,058	2,412

Net income (loss)	$(2,792)	$7,963	$933	$13,214

Net income (loss) per share:
Basic	$(0.08)	$0.20	$0.03	$0.33
Diluted	$(0.08)	$0.20	$0.03	$0.33

Shares used in the computation of net income (loss) per share:
Basic	36,009	38,955	36,273	39,629
Diluted	36,009	39,554	36,385	40,491

Other operating data:
New orders received during the period	$110,076	$111,920	$235,051	$222,234
Backlog at the end of period scheduled to ship within 12 months			$122,165	$111,913
Newport Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
(In thousands)	2008	2007	2008	2007
Net income (loss):
Net income (loss) — GAAP	$(2,792)	$7,963	$933	$13,214
Write-down of note receivable and other amounts related to previously discontinued operations, net of tax impact	6,759	—	6,759	—

Non-GAAP net income	$3,967	$7,963	$7,692	$13,214

Net income (loss) per diluted share:
Net income (loss) — GAAP	$(0.08)	$0.20	$0.03	$0.33
Write-down of note receivable and other amounts related to previously discontinued operations, net of tax impact	0.19	—	0.18	—

Non-GAAP net income per diluted share	$0.11	$0.20	$0.21	$0.33

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	June 28,	December 29,
(In thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$65,142	$88,737
Marketable securities	75,982	55,127
Accounts receivable, net	90,095	87,606
Notes receivable, net	3,923	3,821
Inventories	112,820	113,969
Deferred income taxes	6,366	6,248
Prepaid expenses and other current assets	14,227	13,603

Total current assets	368,555	369,111

Property and equipment, net	65,266	61,872
Goodwill	174,197	174,197
Deferred income taxes	16,975	16,932
Intangible assets, net	44,131	46,171
Investments and other assets	16,362	21,664

	$685,486	$689,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$15,192	$12,402
Accounts payable	25,074	33,319
Accrued payroll and related expenses	22,520	23,096
Accrued expenses and other current liabilities	27,690	24,598

Total current liabilities	90,476	93,415

Long-term debt	175,000	175,000
Obligations under capital leases, less current portion	1,432	1,381
Accrued pension liabilities	11,510	10,740
Other liabilities	4,908	4,966

Stockholders’ equity	402,160	404,445

	$685,486	$689,947

Newport Corporation
Sales & Orders by End Market
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except percentages)	6/28/08	6/30/07	6/28/08	6/30/07
Sales by End Market

Scientific research, aerospace and defense/security	$38,015	$39,887	$76,452	$74,659
Microelectronics	36,594	32,963	72,894	64,733
Life and health sciences	20,941	20,124	41,708	40,850
Industrial manufacturing and other	22,114	17,930	41,853	37,926

Total	$117,664	$110,904	$232,907	$218,168

As a percentage of net sales:
Scientific research, aerospace and defense/security	32.3	36.0	32.8	34.2
Microelectronics	31.1	29.7	31.3	29.7
Life and health sciences	17.8	18.1	17.9	18.7
Industrial manufacturing and other	18.8	16.2	18.0	17.4

Total	100.0	100.0	100.0	100.0

Orders by End Market

Scientific research, aerospace and defense/security	$38,383	$40,601	$74,065	$76,314
Microelectronics	34,699	31,153	75,781	61,941
Life and health sciences	16,763	22,395	43,284	44,517
Industrial manufacturing and other	20,231	17,771	41,921	39,462

Total	$110,076	$111,920	$235,051	$222,234

As a percentage of total orders:
Scientific research, aerospace and defense/security	34.9	36.3	31.5	34.3
Microelectronics	31.5	27.8	32.3	27.9
Life and health sciences	15.2	20.0	18.4	20.0
Industrial manufacturing and other	18.4	15.9	17.8	17.8

Total	100.0	100.0	100.0	100.0

Note: Sales and orders from semiconductor equipment manufacturers and photovoltaic customers are included in the company’s Microelectronics end market.